UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

VERONA PHARMA PLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VERONA PHARMA PLC

SUPPLEMENT TO PROXY STATEMENT
FOR THE COURT MEETING AND THE GENERAL MEETING

TO BE HELD ON SEPTEMBER 24, 2025

On August 18, 2025, Verona Pharma plc (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) its Definitive Proxy Statement on Schedule 14A (the “Definitive Proxy Statement”) and related proxy cards in respect of the court meeting (the “Court Meeting”) and the general meeting of shareholders to be convened in connection with the Scheme of Arrangement (the “General Meeting,” and together with the Court Meeting, the “Shareholder Meetings”).

The Company is supplementing the Definitive Proxy Statement (the “Supplement”) as set forth herein to reflect certain developments that occurred after August 18, 2025, the date of the Definitive Proxy Statement. The following disclosures should be read in conjunction with the disclosures contained in the Definitive Proxy Statement, which should be read in its entirety. To the extent that the information set forth herein differs from or updates information contained in the Definitive Proxy Statement, the information set forth herein shall supersede or supplement the information in the Definitive Proxy Statement. All page references are to pages in the Definitive Proxy Statement, and terms used below, unless otherwise defined, have the meanings set forth in the Definitive Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the proxy statement for instructions on how to do so.

The date of this Supplement is September 9, 2025.

Verona Pharma Employee Change in Control Severance Benefit Plan

The disclosure under the heading “The Transaction—Interests of Verona Pharma’s Non-Employee Directors and Executive Officers in the Transaction—Severance Entitlements—Verona Pharma Severance Plan” on page 67 of the Proxy Statement is amended by adding the bolded and underlined language, and removing the struck-through language:

Mr. Fisher and Dr. Rickard are also eligible to participate in the Verona Pharma plc Employee Change in Control Severance Benefit Plan (the “Verona Pharma Severance Plan”). On September 5, 2025, the Remuneration Committee of the Verona Board approved an amendment (the “Verona Pharma Severance Plan Amendment”) to the Verona Pharma Severance Plan, effective as of immediately prior to the closing of the Transaction (and subject to the closing). Under the Verona Pharma Severance Plan, as amended by the Verona Pharma Severance Plan Amendment, if, upon or within ~~12~~ 24 months following a change in control, Verona Pharma terminates the employment of each of Mr. Fisher or Dr. Rickard without Cause (as defined in the Verona Pharma Severance Plan) or if Mr. Fisher or Dr. Rickard resigns after receiving and declining a long-term offer of employment from the Company after completing any reasonable knowledge transfer and administrative support requests, then Mr. Fisher and Dr. Rickard will be entitled to receive (i) base salary and benefit continuation for a period of twelve months (the “Severance Period”), (ii) a pro-rated target cash bonus for the year of termination, (iii) neither Mr. Fisher nor Dr. Rickard will be required to repay any relocation benefits paid to them in connection with any relocation that occurred within 12 months prior to the change in control and (iv) outplacement services until the end of the Severance Period (or, if earlier, until the acceptance of an offer of full-time employment from a subsequent employer).

New Management Arranagements

The disclosure under the heading “The Transaction—Interests of Verona Pharma’s Non-Employee Directors and Executive Officers in the Transaction—New Management Arranagements” on page 68 of the Proxy Statement is amended by adding the bolded and underlined language, and removing the struck-through language:

As of ~~the date of this proxy statement~~September 9, 2025, other than the Verona Pharma Severance Plan Amendment described above, there are no employment, retention or other agreements, arrangements or understandings between any of Verona Pharma’s non-employee directors or executive officers, on the one hand, and Merck, on the other hand, and the Transaction is not conditioned upon any of Verona Pharma’s non-employee directors or executive officers entering into any such agreement, arrangement or understanding.

HSR Waiting Period

In connection with the Transaction, Verona Pharma and Merck filed their notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), on August 5, 2025. The waiting period under the HSR Act expired on September 4, 2025. The closing of the transaction remains subject to the approval of the Scheme Proposal and the Scheme Implementation Proposal by Verona shareholders as described in the Definitive Proxy Statement, the sanction of the Scheme of Arrangement by the Court and the satisfaction or waiver of the other remaining closing conditions set forth in the Transaction Agreement.

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